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                ANALYTICAL SURVEYS ANNOUNCES OFFICE CONSOLIDATION

INDIANAPOLIS, INDIANA - February 25, 2002, Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT) today announced it is consolidating its Cary, North Carolina facility into the Company's primary Solution Centers in Wisconsin and Texas. The consolidation is scheduled to be complete by March 31, 2002.

The principal activity of the Cary facility is cadastral and photogrammetric mapping. ASI acquired the facility, formerly known as Westinghouse Landmark GIS, Inc., in July 1996. The operations of the Cary facility, which is staffed by 43 full-time employees, are reported in the Land Division segment of ASI's financial statements.

Norman Rokosh, President and CEO of ASI, said, "Our decision to wind down our Cary facility will enable our management team to focus on the needs of our customers from our two main Solution Centers. As our quarterly report for fiscal Q1 2002 shows, the Land Division segment contributed $670,000 revenue to the corporation and incurred an operating loss of $716,000. We believe our long-term operating results will be enhanced significantly by consolidating our facilities." Rokosh added that ASI management is working to ensure the smooth and careful completion or transition of its Cary-based projects in order to continue to meet customer delivery and quality requirements.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of the information and technology asset. In addition to corporate offices in Indianapolis, Indiana, ASI maintains several facilities across the United States and is listed on the Nasdaq under the symbol "ANLT." For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

CONTACTS:

Analytical Surveys, Inc.                   Pfeiffer High Public Relations, Inc.
Michael A. Renninger                                                 Geoff High
Chief Financial Officer                                            303-393-7044
mrenninger@anlt.com                                      geoff@pfeifferhigh.com
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